Exhibit 99.1

IA GLOBAL ANNOUNCES LETTER OF INTENT TO ACQUIRE CAR PLANNER CO LTD

SAN FRANCISCO, CA. April 20, 2010/Business Wire

IA Global, Inc. (OTCQB: IAGI.OB) (the “Company”) announced the signing of a letter of intent to acquire 100% of JSK Fund Co Ltd (“Seller”), which owns 100% of Car Planner Co Ltd (“Car Planner”), Japanese companies, from JSK Partners Inc., a party affiliated with an existing shareholder of the Company.

Car Planner records service and commission revenue by selling automotive parts over the internet to approximately 728 car dealers, gas stations, and car maintenance shops in Japan. Car Planner is expected to expand their B to B model to include B to C during FY 2011. The website is www.carplanner.jp.

Car Planner was established in 2006. During the year ending March 31, 2010, Car Planner recorded sales of $1.5 million and net income of $120,000. Car Planner will be acquired for 30,000,000 JPY or approximately $325,000 at current exchange rate. The acquisition is expected to be financed through the issuance of approximately 25,000,000 shares of IAGI common stock.

The letter of intent is subject to (i) approval of the acquisition by the Board of IAGI and (ii) agreement to customary terms and conditions by the parties, including a prohibition on issuance of new shares, options or warrants by the Seller. The acquisition is expected to close by April 30, 2010.

“After several months of repositioning and stabilizing the company, this acquisition marks our first move toward building a stable foundation comprised of sustainable, profitable global outsourcing and service opportunities.” stated Brian Hoekstra, CEO of IA Global, Inc.

About IA Global, Inc.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through mergers and acquisitions in the Pacific Rim region. The Company is currently utilizing its network of business partnerships to acquire growth businesses in its target sectors and markets at a discount. The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Asian Markets, and technology infrastructure.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global. Specifically, we are exposed to various risks related to legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.